Exhibit 10.25

WCI Communities, Inc.:

2016 Director Compensation Program for Non-Employee Directors

Each non-employee member (a “Non-Employee Director”) of the Board of Directors of WCI Communities, Inc. (the “Board”) is eligible to receive the following compensation in respect of service in 2016:

Annual Board Retainer: Each Non-Employee Director shall be paid an annual retainer of $60,000, payable quarterly in equal $15,000 installments not later than the tenth (10th) business day of each fiscal quarter in which the quarterly retainer is to be earned (or for the first fiscal quarter in 2016, the tenth (10th) business day after approval by the Board) the “Quarterly Payment Date”).

Annual Chair Retainer: The Chair of the Board shall be paid an additional retainer of $40,000, payable quarterly in equal $10,000 installments not later than the Quarterly Payment Date.

Annual Committee Chair Retainers: The Chairs of each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee shall each be paid an additional retainer in the amount set forth below, payable quarterly in equal installments not later than the Quarterly Payment Date.

Audit Committee Chair Retainer:	$20,000/year
Compensation Committee Chair Retainer:	$15,000/year
Nominating and Corporate Governance Committee Chair Retainer:	$10,000/year

Retainer Proration: In the case of any newly elected or appointed Non-Employee Director or any newly appointed Chair of the Board or a committee thereof, the applicable retainer(s) described above shall be prorated and payable on the Quarterly Payment Date immediately subsequent to the fiscal quarter in which such person commenced service in the applicable position(s).

Equity Awards: Subject to the terms and provisions of the 2013 Incentive Award Plan and any applicable award agreement, (i) each Non-Employee Director who is affiliated with or has any employment or service relationship with any Significant Stockholder (as defined below) or affiliate thereof (an “Affiliate Director”) serving on the Board as of the date the Board approves equity-based awards for Non-Employee Directors in respect of 2016 service (the “Grant Date”) (which is expected to occur at a Board meeting during the first quarter of 2016) shall be entitled on the Grant Date to a grant of cash-settled restricted stock units with an aggregate fair market value (based on the closing share price on the Grant Date) equal to $90,000 and (ii) each Non-Employee Director who is not an Affiliate Director serving on the Board as of the Grant Date shall be entitled on the Grant Date to a grant of shares of restricted stock with an aggregate fair market value (based on the closing share price on the Grant Date) equal to $90,000. “Significant Stockholder” shall mean any “person” or “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) that holds 7% or more of the total combined voting power of all classes of common stock of WCI Communities, Inc. or is otherwise designated by the Board as a Significant Stockholder.

Equity Award Vesting: Each equity award described above shall vest on the business day immediately prior to the date of the annual meeting of stockholders for the fiscal year following the fiscal year in which the Grant Date occurs (which is expected to be the annual meeting occurring in 2017), subject to the Non-Employee Director’s continuing in service through the applicable vesting date; provided that the vesting of any outstanding Equity Awards granted to the Non-Employee Directors in respect of 2016 service will accelerate upon a Change in Control (as defined in the 2013 Incentive Award Plan). No portion of an Equity Award that is unvested at the time of a Non-Employee Director’s termination of service on the Board shall become vested thereafter.